Exhibit 99.1

Match Group Reports Third Quarter 2016 Results

Announces 22% Growth in Dating Revenue and 33% Growth in Subscribers

Dallas, TX—November 1, 2016—Match Group (NASDAQ: MTCH) reported third quarter 2016 financial results today and separately released an investor presentation which will be reviewed on the earnings conference call scheduled for 8:30 a.m. Eastern Time on November 2, 2016.  The presentation is available on the Investor Relations section of its website at http://ir.mtch.com.

“Q3 was another strong quarter for Match Group,” said Greg Blatt, Chairman and CEO.  “We grew revenue 22% and expanded margins in our Dating businesses, delivering results ahead of expectations, driven by great growth at Tinder, as well as PlentyOfFish and Meetic.  Our Non-dating business turned a meaningful profit this quarter as expected, and overall, we are meeting or exceeding the marks we have set for ourselves.  The outlook for our Dating businesses remains very positive.”

Q3 2016 HIGHLIGHTS

•                  Average PMC grew 33% to 5.5 million over the prior year quarter led by continued strength at Tinder, growth at Meetic and Pairs, in Japan, and from PlentyOfFish, which was acquired in October 2015.

•                  Tinder’s strong subscriber growth continued, ending Q3 with over 1.5 million PMC.

•                  Dating revenue grew 22% over the prior year quarter to $288 million and total revenue grew 18% to $316 million. Total revenue was impacted by a revenue decline at Non-dating.

•                  Growth in operating income outpaced revenue growth, increasing 57% over the prior year quarter to $92 million, while Adjusted EBITDA grew 34% to $111 million.

•                  Operating income margin and Adjusted EBITDA margin for Dating improved to 32% and 37%, respectively, compared to 25% and 34%, respectively, in the prior year quarter.

•                  ARPPU continues to exhibit stability during 2016 and was $0.54 for the quarter.

•                  Operating cash flow for the nine months ended September 30, 2016 increased 34% to $169 million compared to the prior year period, while free cash flow increased 22% to $130 million. Match Group ended Q3 2016 with $231 million of cash and cash equivalents.

•                  Non-dating generated positive operating income in Q3 2016, while Adjusted EBITDA increased 55% to $3.6 million compared to the prior year quarter.

Key Financial and Operating Metrics

(In thousands, except EPS and ARPPU)	Q3 2016	Q3 2015	Change
Total Revenue	$316,447	$268,971	18%
Total Dating Revenue	$287,530	$235,131	22%
Operating Income	$91,754	$58,356	57%
Net Income	$56,410	$35,259	60%
Diluted EPS	$0.21	$0.20	5%
Adjusted EBITDA	$110,708	$82,657	34%
Adjusted Net Income	$62,014	$46,920	32%
Adjusted EPS	$0.23	$0.27	(15)%
Average PMC	5,546	4,167	33%
ARPPU	$0.54	$0.59	(8)%

See reconciliations of GAAP to non-GAAP measures below.

Revenue

(In thousands)	Q3 2016	Q3 2015	Change
Direct Revenue:
North America	$172,441	$148,728	16%
International	101,286	75,773	34%
Total Direct Revenue	273,727	224,501	22%
Indirect Revenue	13,803	10,630	30%
Dating Revenue	287,530	235,131	22%
Non-dating Revenue	28,917	33,840	(15)%
Total Revenue	$316,447	$268,971	18%

Revenue growth of 22% at Dating was led by strong contributions from Tinder, Pairs, and the acquisition of PlentyOfFish.  Non-dating revenue declined as the new SAT test format continued to impact the test preparation business and we continued to shift our focus to higher margin revenue.

Dating Average PMC

(In thousands)	Q3 2016	Q3 2015	Change
Total Average PMC:
North America	3,371	2,676	26%
International	2,175	1,491	46%
Total	5,546	4,167	33%

Average PMC increased 33% to 5.5 million compared to 4.2 million for the year ago quarter, driven primarily by growth at Tinder and strong contributions from Meetic, Pairs, and the acquisition of PlentyOfFish.

Dating ARPPU

	Q3 2016	Q3 2015	Change
Total Dating ARPPU:
North America	$0.56	$0.60	(8)%
International	$0.51	$0.55	(8)%
Total	$0.54	$0.59	(8)%

ARPPU was $0.54 for the third quarter of 2016, compared to $0.59 in the year ago quarter, due primarily to growth at Tinder and the acquisition of PlentyOfFish, both of which have lower price points than most of our other brands.

Operating Costs and Expenses

(In thousands)	Q3 2016	% of Revenue	Q3 2015	% of Revenue	Change
Cost of revenue	$61,161	19%	$47,636	18%	28%
Selling and marketing expense	92,370	29%	89,698	33%	3%
General and administrative expense	39,685	13%	45,981	17%	(14)%
Product development expense	18,539	6%	16,811	6%	10%
Depreciation	8,032	3%	6,137	2%	31%
Amortization of intangibles	4,906	2%	4,352	2%	13%
Total operating costs and expense	$224,693	71%	$210,615	78%	7%

Operating expenses were $225 million, or 71% of revenue, compared to $211 million, or 78% of revenue, for the prior year quarter as the product mix at Dating increasingly shifts towards brands with lower marketing spend.  The absolute increase in operating costs and expense is primarily driven by in-app purchase fees, increased employee costs primarily related to the growth of Tinder, and increased depreciation, partially offset by income in the current year period of $5.1 million from acquisition-related contingent consideration fair value adjustments compared to expense of $0.8 million in the prior year quarter and lower costs of $1.8 million compared to the prior year quarter related to the consolidation and streamlining of our technology systems and European operations at our Dating business.

Operating Income and Adjusted EBITDA

(In thousands)	Q3 2016	Q3 2015	Change
Dating operating income	$90,938	$59,071	54%
Non-dating operating income (loss)	816	(715)	NM
Total Match Group operating income	$91,754	$58,356	57%
Dating operating income margin	32%	25%	6.5	pts
Total Match Group operating income margin	29%	22%	7.3	pts

Dating Adjusted EBITDA	$107,101	$80,323	33%
Non-dating Adjusted EBITDA	3,607	2,334	55%
Total Match Group Adjusted EBITDA	$110,708	$82,657	34%
Dating Adjusted EBITDA Margin	37%	34%	3.1	pts
Total Match Group Adjusted EBITDA Margin	35%	31%	4.3	pts

NM = Not meaningful

Operating income increased 57% and Adjusted EBITDA increased 34% over the prior year quarter as our revenue increased and a higher percentage of our revenue is coming from brands with lower marketing spend.  Additionally, we incurred lower costs of $1.8 million in Q3 2016 compared to the prior year quarter related to the consolidation and streamlining of our technology systems and European operations at our Dating business and shifted to an operating profit at our Non-dating business in Q3 2016.  Operating income increased at a faster rate than Adjusted EBITDA as a result of income in the current year period of $5.1 million from acquisition-related contingent consideration fair value adjustments compared to expense of $0.8 million in the prior year quarter.  Dating operating income margin increased to 32% from 25% in the prior year quarter and Dating Adjusted EBITDA margin increased to 37% from 34% in the prior year quarter.

OTHER ITEMS

The effective tax rates in Q3 2016 and Q3 2015 were 26% and 38%, respectively.  In Q3 2016, the effective rate was lower than the statutory rate of 35% due primarily to foreign income taxed at lower rates and the non-taxable gain on contingent consideration fair value adjustments.  The effective tax rates for Adjusted Net Income in Q3 2016 and Q3 2015 were 29% and 38%, respectively.  The Q3 2016 effective tax rate for Adjusted Net Income is lower than the prior year quarter primarily due to an increase in foreign income taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2016, Match Group had 254.6 million common and class B common shares outstanding.

As of September 30, 2016, the Company had $231 million in cash and cash equivalents. Additionally, the Company had $1.2 billion of long-term debt.  Match Group has a $500 million revolving credit facility.  The credit facility was undrawn as of September 30, 2016 and currently remains undrawn.

As of September 30, 2016, IAC’s ownership interest and voting interest in Match Group were 82.8% and 98.0%, respectively.

DILUTIVE SECURITIES

Match Group has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	As of 10/28/2016	Dilution at:
Share Price	$18.44	$19.00	$20.00	$21.00	$22.00
Absolute Shares as of 10/28/2016	254.6	254.6	254.6	254.6	254.6
Vested Options and Awards
Subsidiary Equity Plans	7.8	7.6	7.2	6.9	6.6
Match Options	2.5	2.6	2.7	2.8	3.0
IAC Equity	0.1	0.1	0.1	0.1	0.1
Total Dilution - Vested Options and Awards	10.4	10.3	10.1	9.8	9.6

Unvested Options and Awards
Subsidiary Equity Plans	3.8	3.7	3.5	3.3	3.2
Match Options	4.1	4.4	4.8	5.2	5.6
Match RSUs	0.6	0.6	0.6	0.6	0.6
IAC Equity	0.1	0.1	0.1	0.1	0.1
Total Dilution - Unvested Options and Awards	8.6	8.8	9.0	9.3	9.5

Total Dilution	19.1	19.1	19.1	19.1	19.1
% Dilution	7.0%	7.0%	7.0%	7.0%	7.0%
Total Diluted Shares Outstanding	273.7	273.7	273.7	273.7	273.7

The dilution calculation above assumes that all exercise proceeds from Match Group options, and all expected tax benefits associated with the vesting and exercise of all awards, are used to purchase Match Group shares at the time of such vesting or exercise (as the case may be), whether or not such repurchases actually occur.  This methodology differs from the treasury stock method used for GAAP because it: (i) excludes from the assumed proceeds the impact of future non-cash compensation of all unvested stock-based awards; (ii) includes in assumed proceeds the entire estimated tax benefit received upon the exercise of options or the vesting of restricted and performance-based stock awards rather than only the excess tax benefit; and (iii) includes the shares related to performance- and market-based awards that are considered probable of vesting, if dilutive.  This reflects the way the Company’s management generally thinks about dilution and we believe it is the best reflection of the true economic costs of our equity compensation programs.

The Subsidiary Equity Plans line item includes stock options, stock appreciation rights and warrants denominated in the equity of Tinder and The Princeton Review.  These awards will ultimately be settled by granting shares of our common stock to the holders of the awards equal in value at the time of exercise to the spread on the awards, net of withholding taxes which will be paid in cash by Match Group at the time of settlement.  The IAC equity awards represent options, restricted stock units, and performance-

based stock units denominated in the shares of IAC which were issued to employees of Match Group prior to our public offering.  When exercised, IAC will settle the awards with shares of IAC and Match Group will issue additional shares to IAC as consideration.  The number of common shares reflected in the dilution table above reflects the current market price of IAC and our estimates of the fair value of Tinder and The Princeton Review, each at various market prices of our common stock.  The number of shares of our common stock ultimately required to settle these awards will fluctuate from the number of shares reflected in the table above based upon changes in our stock price, changes in IAC’s stock price, and any differences between the estimates of fair value of Tinder and The Princeton Review used to compute dilution in the table above and the ultimate fair values of these businesses determined in connection with any future liquidity events related to the associated equity awards.

CONFERENCE CALL

Match Group will audiocast a conference call to answer questions regarding its third quarter financial results on Wednesday, November 2, 2016 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public at, and the investor’s presentation reviewing the results has been posted on, http://ir.mtch.com.

GAAP FINANCIAL STATEMENTS

MATCH GROUP CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands, except per share data)
Revenue	$316,447	$268,971	$902,849	$752,857
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	61,161	47,636	171,385	131,118
Selling and marketing expense	92,370	89,698	294,061	289,844
General and administrative expense	39,685	45,981	138,261	121,303
Product development expense	18,539	16,811	62,346	50,740
Depreciation	8,032	6,137	22,609	19,804
Amortization of intangibles	4,906	4,352	19,577	14,130
Total operating costs and expenses	224,693	210,615	708,239	626,939
Operating income	91,754	58,356	194,610	125,918
Interest expense—third party	(20,751)	—	(61,828)	—
Interest expense—related party	—	(2,318)	—	(6,879)
Other income, net	6,045	1,535	4,410	8,341
Earnings before income taxes	77,048	57,573	137,192	127,380
Income tax provision	(20,344)	(22,136)	(39,168)	(42,632)
Net earnings	56,704	35,437	98,024	84,748
Net (earnings) loss attributable to noncontrolling interests	(294)	(178)	(384)	42
Net earnings attributable to Match Group, Inc. shareholders	$56,410	$35,259	$97,640	$84,790

Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.22	$0.21	$0.39	$0.52
Diluted	$0.21	$0.20	$0.36	$0.49

Basic shares outstanding	253,176	168,313	250,316	163,733
Diluted shares outstanding	270,024	176,359	268,710	172,182

Stock-based compensation expense by function:
Cost of revenue	$378	$133	$1,093	$342
Selling and marketing expense	873	1,522	2,585	4,883
General and administrative expense	7,719	10,096	26,570	22,076
Product development expense	2,175	1,306	11,093	3,681
Total stock-based compensation expense	$11,145	$13,057	$41,341	$30,982

MATCH GROUP CONSOLIDATED BALANCE SHEET

	September 30, 2016	December 31, 2015
	(In thousands)
ASSETS
Cash and cash equivalents	$231,154	$88,173
Marketable securities	—	11,622
Accounts receivable, net	67,575	65,851
Other current assets	67,786	39,049
Total current assets	366,515	204,695
Property and equipment, net	67,280	48,067
Goodwill	1,311,626	1,292,775
Intangible assets, net	261,524	276,408
Long-term investments	55,355	55,569
Other non-current assets	29,576	31,878
TOTAL ASSETS	$2,091,876	$1,909,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current maturities of long-term debt	$—	$40,000
Accounts payable	20,224	25,767
Deferred revenue	196,678	169,321
Accrued expenses and other current liabilities	145,621	118,556
Total current liabilities	362,523	353,644
Long-term debt, net of current maturities	1,215,546	1,176,871
Income taxes payable	8,720	9,670
Deferred income taxes	35,438	34,947
Other long-term liabilities	18,014	49,542

Redeemable noncontrolling interests	5,588	5,907

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Total Match Group, Inc. shareholders’ equity	446,047	278,811
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,091,876	$1,909,392

MATCH GROUP CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30,
	2016	2015
	(In thousands)
Cash flows from operating activities:
Net earnings	$98,024	$84,748
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	41,341	30,982
Depreciation	22,609	19,804
Amortization of intangibles	19,577	14,130
Excess tax benefits from stock-based awards	(25,929)	(31,285)
Deferred income taxes	(1,463)	(8,646)
Acquisition-related contingent consideration fair value adjustments	(2,723)	(11,479)
Other adjustments, net	(1,762)	(11,274)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	282	(25,116)
Other assets	(10,079)	(7,447)
Accounts payable and accrued expenses and other current liabilities	2	20,834
Income taxes payable	2,884	26,993
Deferred revenue	26,139	23,997
Net cash provided by operating activities	168,902	126,241
Cash flows from investing activities:
Acquisitions, net of cash acquired	(2,303)	(40,712)
Capital expenditures	(39,106)	(19,916)
Proceeds from the sale of a marketable security	11,716	—
Purchase of investment	(500)	—
Other, net	5,100	(8,402)
Net cash used in investing activities	(25,093)	(69,030)
Cash flows from financing activities:
Proceeds from bond offering	400,000	—
Principal payments on long-term debt	(410,000)	—
Debt issuance costs	(5,048)	—
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	467	—
Excess tax benefits from stock-based awards	25,929	31,285
Transfers from IAC	—	75,945
Purchase of noncontrolling interests	(1,129)	(557)
Acquisition-related contingent consideration payments	—	(5,510)
Other, net	(12,181)	—
Net cash (used in) provided by financing activities	(1,962)	101,163
Effect of exchange rate changes on cash and cash equivalents	1,134	(3,461)
Net increase in cash and cash equivalents	142,981	154,913
Cash and cash equivalents at beginning of period	88,173	127,630
Cash and cash equivalents at end of period	$231,154	$282,543

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

MATCH GROUP RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

	Nine Months Ended September 30,
(In millions)	2016	2015
Net cash provided by operating activities	$168.9	$126.2
Capital expenditures	(39.1)	(19.9)
Free Cash Flow	$129.8	$106.3

MATCH GROUP RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2016	2015	2016	2015
Net earnings attributable to Match Group, Inc. shareholders	$56,410	$35,259	$97,640	$84,790
Stock-based compensation expense	11,145	13,057	41,341	30,982
Amortization of intangibles	4,906	4,352	19,577	14,130
Acquisition-related contingent consideration fair value adjustments	(5,129)	755	(2,723)	(11,479)
Impact of income taxes and noncontrolling interests	(5,318)	(6,503)	(18,970)	(16,660)
Adjusted Net Income	$62,014	$46,920	$136,865	$101,763

GAAP Basic weighted average shares outstanding	253,176	168,313	250,316	163,733
Subsidiary denominated equity, stock options and RSUs, treasury method	16,848	8,046	18,394	8,449
GAAP Diluted weighted average shares outstanding	270,024	176,359	268,710	172,182
Impact of RSUs and other	991	186	773	141
Adjusted EPS weighted average shares outstanding	271,015	176,545	269,483	172,323

GAAP Diluted earnings per share	$0.21	$0.20	$0.36	$0.49
Adjusted EPS	$0.23	$0.27	$0.51	$0.59

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  For GAAP diluted EPS purposes, RSUs, including performance-based RSUs for which the performance criteria have been met, are included on a treasury method basis.

MATCH GROUP RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

	Three Months Ended September 30, 2016
	Operating Income	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
	(In millions, rounding differences may occur)
Dating	$90.9	$10.7	$7.2	$3.4	$(5.1)	$107.1
Non-dating	0.8	0.4	0.8	1.5	—	3.6
Total	$91.8	$11.1	$8.0	$4.9	$(5.1)	$110.7

	Three Months Ended September 30, 2015
	Operating Income (Loss)	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
	(In millions, rounding differences may occur)
Dating	$59.1	$12.8	$5.0	$2.7	$0.8	$80.3
Non-dating	(0.7)	0.2	1.2	1.7	—	2.3
Total	$58.4	$13.1	$6.1	$4.4	$0.8	$82.7

	Nine Months Ended September 30, 2016
	Operating Income (Loss)	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
	(In millions, rounding differences may occur)
Dating	$202.6	$40.8	$20.1	$15.0	$(2.7)	$275.8
Non-dating	(8.0)	0.5	2.5	4.6	—	(0.4)
Total	$194.6	$41.3	$22.6	$19.6	$(2.7)	$275.4

	Nine Months Ended September 30, 2015
	Operating Income (Loss)	Stock-based compensation	Depreciation	Amortization of Intangibles	Acquisition- related Contingent Consideration Fair Value Adjustment	Adjusted EBITDA
	(In millions, rounding differences may occur)
Dating	$142.9	$30.2	$14.3	$9.1	$(11.5)	$185.1
Non-dating	(17.0)	0.7	5.5	5.0	—	(5.7)
Total	$125.9	$31.0	$19.8	$14.1	$(11.5)	$179.4

MATCH GROUP RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE (CONTINUED)

(In thousands)	Q3 2016	Q3 2015
Dating revenue	$287,530	$235,131
Non-dating revenue	28,917	33,840
Total Match Group revenue	$316,447	$268,971

Dating operating income	$90,938	$59,071
Non-dating operating income (loss)	816	(715)
Total Match Group operating income	$91,754	$58,356
Dating operating income margin	32%	25%
Total Match Group operating income margin	29%	22%

Dating Adjusted EBITDA	$107,101	$80,323
Non-dating Adjusted EBITDA	3,607	2,334
Total Match Group Adjusted EBITDA	$110,708	$82,657
Dating Adjusted EBITDA Margin	37%	34%
Total Match Group Adjusted EBITDA Margin	35%	31%

See preceding tables for reconciliation of segment operating income (loss) to segment Adjusted EBITDA.

MATCH GROUP’S PRINCIPLES OF FINANCIAL REPORTING

Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe Adjusted EBITDA is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. Adjusted EBITDA margin corresponds more closely to the cash operating income margin generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to Match Group, Inc. shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, and (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe Adjusted Net Income is useful to investors because it represents Match Group’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes. We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period). Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Match Group’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, and performance-based RSUs. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs are included only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period). We view the true cost of stock options, RSUs and performance-based RSUs as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon the exercise of certain stock options and vesting of RSUs and performance-based RSUs, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, content, trade names, and technology, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or ongoing costs of doing business.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on November 2, 2016, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions and certain risks relating to our relationship with IAC/InterActiveCorp, among other risks. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.

About Match Group

Match Group (NASDAQ: MTCH) is the world’s leading provider of dating products. We operate a portfolio of over 45 brands, including Match, OkCupid, PlentyOfFish, Tinder, Meetic, Twoo, OurTime, BlackPeopleMeet and LoveScout24 (formerly known as FriendScout24), each designed to increase our users’ likelihood of finding a romantic connection. Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users. We currently offer our dating products in 38 languages across more than 190 countries. In addition to our dating business, we also operate The Princeton Review, which provides a variety of test preparation, academic tutoring and college counseling services.

Contact Us

Lance Barton

Match Group Investor Relations

(212) 314-7400

Matt David

Match Group Corporate Communications

(202) 507-1758

Match Group

8750 North Central Expressway, Dallas, TX 75231, (214) 576-9352  http://mtch.com